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Benchmark Mails Letter to Shareholders

Sets the Record Straight About Engaged Capital’s Misinformed and Self-Serving Claims

ANGLETON, Texas, April 26, 2016 -- Benchmark Electronics, Inc. (NYSE: BHE) today announced that it has mailed a letter to shareholders in connection with its upcoming 2016 Annual Meeting of Shareholders.

The full text of the letter follows:

** THE BENCHMARK ANNUAL MEETING OF SHAREHOLDERS WILL BE HELD ON MAY 11, 2016 **

PROTECT YOUR INVESTMENT IN THE COMPANY

VOTE THE ENCLOSED WHITE PROXY CARD TODAY FOR THE DIRECTOR NOMINEES NOMINATED BY YOUR BOARD OF DIRECTORS

SETTING THE RECORD STRAIGHT ABOUT ENGAGED CAPITAL’S
MISINFORMED AND SELF-SERVING CLAIMS – READ THE TRUTH FROM YOUR BOARD AND MANAGEMENT TEAM

April 26, 2016

Fellow Benchmark Shareholder:

At Benchmark’s 2016 Annual Meeting of Shareholders you have a clear choice that will affect the future of the Company and the value of your investment.  Your Board of Directors urges you to vote FOR Benchmark’s eight highly qualified nominees by telephone, by internet, or by signing and dating the enclosed WHITE proxy card today.

Benchmark Electronics, Inc. (“Benchmark” or the “Company”) is led by an experienced, independent and highly qualified Board that is actively supervising the execution of the Company’s strategy to enhance shareholder value.  Challenges with traditional markets have driven the electronic manufacturing services (“EMS”) industry towards higher-value markets to generate better returns.  This is a strategy that Benchmark and all of its EMS peers are pursuing.  Consequently, Benchmark’s principal focus is to increase sales and shift its revenue mix toward higher-value markets that are characterized by higher operating margins, longer product lifecycles and customers with more complex outsourcing needs that require higher value-added and engineering-led solutions.  Benchmark’s Board nominees possess the specific skills and expertise necessary to support this ongoing transition; the Board’s nominees stand in stark contrast to the director nominees proposed by dissident shareholder Engaged Capital, who do not have the skills, industry background, operational expertise, or executive experience needed to contribute to this critical effort, and who, consequently, will inhibit the Company’s progress.

In its desperate campaign to seek election of its unqualified director candidates to the Board, Engaged Capital continues to put forth false claims about Benchmark and misrepresents the way your Board and management operate the Company.  This troubling trend continues with Engaged Capital’s recent presentations where it continues to obfuscate the facts and mislead investors.  As we have maintained from the outset of this process, Engaged Capital’s comments are based on a flawed analysis that clearly demonstrates its fundamental lack of understanding of Benchmark and the EMS industry.

We are writing once again about the TRUTH and to set the record straight regarding Engaged Capital’s misguided and self-serving claims.

YOUR BOARD HAS A DISCIPLINED AND BALANCED APPROACH TO CAPITAL ALLOCATION

Dissident’s False Claim: Benchmark is undisciplined in its capital allocation and has an overcapitalized balance sheet.

The TRUTH: Benchmark has prioritized a shareholder-friendly capital allocation strategy.  From 2011 to 2015, Benchmark allocated over 70% of its free cash flow to share repurchases.  The Company continued this trend in the first quarter of 2016, returning $14 million to shareholders through repurchases, for a total of $67 million over the past 12 months.  Benchmark is the only company among its peers that has consistently repurchased shares in every quarter over the last 35 quarters, including during the depths of the great recession.  The Company has $120 million remaining under its current authorization, and intends to continue buying back shares as part of its ongoing target to return 50% of free cash flow to shareholders.

This track record is even more impressive in light of the fact that 91% of Benchmark’s cash is held offshore, which reduces the Company’s capital flexibility.  In its latest presentation, Engaged Capital finally acknowledges this challenge, which affects U.S.-domiciled multinational corporations, noting that it “adds intricacies to Benchmark’s capital deployment strategy.”  However, Engaged Capital still fails to appreciate the balanced capital allocation plan that the Board has executed to maximize long-term value for all shareholders.  Engaged Capital’s simplistic analysis claiming Benchmark is overcapitalized is misleading.

Dissident’s False Claim: Benchmark overpaid for Secure Technology.

The TRUTH: Engaged Capital’s analysis of the Secure transaction is significantly flawed, and we believe its arguments are purposefully misleading.

•
Benchmark paid 8.5x Enterprise Value/2016E EBITDA (below the then-prevailing trading multiples of Secure’s two closest peers). This attractive valuation further supports the Board’s carefully considered determination that the Secure transaction was the best use of capital among all alternatives reviewed at the time – more accretive to growth, margin and long-term return on invested capital (“ROIC”) than alternate uses of capital considered, including a share repurchase.  Engaged Capital was provided with this information months ago.

Now, in order to distract shareholders from this fact, it misleadingly claims that it “believes” the multiple was based on the seller’s forecasts for Secure, and not those diligenced and validated by Benchmark’s management and advisors.  We are impressed by Engaged Capital’s ability to distance itself from the facts by citing what it “believes” but its assertions are patently untrue.

•
The Company is already generating additional cross-selling opportunities and new business wins from the Secure business, including some that were not included in management’s initial forecast at the time of the acquisition, providing financial support for the strategic rationale.

Having attempted to mislead investors with specious arguments comparing the multiple paid for Secure to Benchmark’s trading multiple, Engaged Capital finally conceded this point in its recent presentation where it correctly highlights that Secure is “not a traditional EMS company” and “has a very different financial profile – and valuation – compared to Benchmark.”

We are disappointed that Engaged Capital is so impatient and focused on the short-term that it would seek to prevent the Company from making logical, financially beneficial investments that are consistent with its strategy to create long-term shareholder value.  To believe Engaged Capital’s story, you would also have to believe that Benchmark’s shareholders would be better off today if the Company had NOT made organic investments and acquisitions over the last several years to accelerate the shift in its revenue mix to higher-value markets.

YOUR BOARD IS EXECUTING INITIATIVES TO FURTHER IMPROVE WORKING CAPITAL EFFICIENCY

Dissident’s False Claim: Benchmark has inefficient working capital management.

The TRUTH: Benchmark has continually focused on its working capital efficiency.  Engaged Capital’s critique of our working capital lacks a clear understanding of the facts and the actions we have taken.  The strongest evidence of this point is that an independent working capital consultant, referred to Benchmark by Engaged Capital, reinforced our assessment of our existing, ongoing initiatives on working capital.

Engaged Capital’s spreadsheet-level work suggesting it will free up over $300 million is flawed.  Working capital is not directly comparable across Benchmark's peer group, despite Engaged Capital’s claims to the contrary.  The cash conversion cycle (“CCC”) is heavily impacted by end market exposure.  Other than Plexus, Benchmark has the highest revenue mix of customers from higher-margin sectors amongst its peers as a result of its successful efforts to increase sales in these markets rather than its traditional markets.  The lower volume, higher-complexity products that Benchmark's higher-value customers demand typically deliver lower CCC velocity because the complexity of their products involves a much larger number of parts and suppliers.  Many of Benchmark’s customers operate in these higher-margin markets and have different shipping terms from the customers of Benchmark’s peers.  Accordingly, in any comparison of Benchmark and its peers, it is important to look at combined A/R and Inventory Days for an “apples-to apples” comparison, which neutralizes the impact of shipping terms. It is not surprising that Engaged Capital chooses to gloss over this fact since, when reviewed holistically on this basis, Benchmark outperforms Plexus, and Engaged Capital’s simplistic claim of a $114 million opportunity from A/R related opportunities is debunked.

Benchmark has demonstrated that our historical approach of taking supplier discounts drives more shareholder value than Engaged Capital’s approach of seeking to equalize A/P days with peers while forfeiting these discounts. Our approach is further validated when you consider that even if Benchmark chose to ignore the costs to our shareholders of refusing supplier discounts and adopted Engaged Capital’s approach, the majority of the cash accrued would accumulate offshore, which means repatriating it could cause further value destruction due to tax consequences.

Finally, Engaged Capital’s spreadsheet-level work ignores operational realities. The duration of supplier and customer contracts means that working capital improvements are a continual work-in-progress versus a one-time, turn-key change, as validated by our independent working capital consultant.

Benchmark continues to be acutely focused on working capital optimization. The Company has publicly announced a 75-day CCC target it expects to achieve by the end of 2016.  A significant driver of gains towards this target will involve moving suppliers and customers in higher-value markets to Benchmark’s best practices.

YOUR BOARD’S INCENTIVE COMPENSATION PLAN FOR EXECUTIVES IS ALIGNED WITH THE INTERESTS OF ALL BENCHMARK SHAREHOLDERS

Dissident’s False Claim: Benchmark has flawed incentive compensation policies and practices.

The TRUTH: Under the direction of the Board’s Compensation Committee, Benchmark has designed a compensation framework to create a “pay-for-performance” culture that rewards the Company’s leadership for delivering results and creating sustainable, long-term shareholder value.  In 2015, the level of compensation considered “at risk” was 70% for Benchmark’s Chief Executive Officer, and 58% for other named executive officers.  Importantly, the vast majority of Benchmark shareholders have consistently voted in support of our compensation policies – from 2011-2015, more than 90% of shareholders’ votes have been cast FOR say-on-pay.

Your Board’s Compensation Committee regularly evaluates compensation policy and responds to shareholder input.  In 2015, the Company instituted an executive compensation clawback policy in the event of a restatement of earnings due to SEC reporting requirements.  In addition, the Company has replaced the inventory turns metric with more holistic CCC targets matching the Company’s publicly stated CCC goals, demonstrating the Board’s focus on targeting working capital improvements.  Additionally, in setting compensation policy, the Board’s Compensation Committee reviews Benchmark’s peer group annually and has updated the peers, at least biennially over the past decade, consistent with the recommendations of the independent consultant engaged by the Compensation Committee.

The Compensation Committee consists of experienced and independent directors who take their responsibilities to shareholders seriously.   In 2015, the Compensation Committee included five of the six independent directors, including the current Chairman of the Board, who was appointed to that role in 2016.  We find Engaged Capital’s assertions that sitting CEOs are somehow ineligible to serve on Benchmark’s Board and Compensation Committee entirely absurd. On the contrary, we believe the fact that a company of Benchmark’s size in the EMS industry has attracted such high caliber executives to serve on its Board should be praised.  Benchmark has benefitted from these strong individuals’ active oversight of the Company.  Their involvement with the Company has been invaluable.

Dissident’s False Claim: Targets used in Benchmark’s incentive compensation are flawed.

Benchmark’s compensation policies have been carefully constructed to align management’s incentives with the goal of generating sustainable long-term value for shareholders.  Benchmark’s shareholders should be aware that the Board added CCC targets to the short-term incentive compensation structure for 2016, replacing inventory turns as a more holistic measurement of working capital, and not as a result of pressure from Engaged Capital, contrary to what it would like you to believe.

While Benchmark’s reported ROIC excludes cash to facilitate comparisons with peers, our long-term incentive compensation ROIC target, which the Board raised in 2016, includes cash to properly incentivize management.  As we have outlined previously, ROIC is a poor short-term incentive metric since (a) it is difficult to meaningfully impact ROIC in the short-term and (b) including it as a short-term metric can discourage management from making smart long-term investment decisions that enhance shareholder value.

Furthermore, while Benchmark considers ROIC an important long-term compensation metric, it is not the only basis on which the Company makes its decisions.  In fact, the Board believes that revenue growth and margin enhancement are also critical long-term performance metrics.  Long-term EMS shareholders recognize the critical importance of a strategic shift towards higher-value markets.  In addition, they understand that ROIC skews in favor of certain of Benchmark’s competitors who have accumulated deficits in excess of $10 billion.  As a result, in the EMS sector, premium valuation multiples are highly correlated to business mix, revenue growth and margin enhancement, and poorly correlated to ROIC. To suggest otherwise, as Engaged Capital does, is misleading and demonstrates its ignorance of the EMS industry.

YOUR BOARD IS COMMITTED TO BEST-IN-CLASS CORPORATE GOVERNANCE

Dissident’s False Claim: Benchmark has poor corporate governance practices and has been entirely reactive to Engaged Capital’s campaign.

The TRUTH: The Company’s corporate governance profile is in the top decile of companies covered by Institutional Shareholder Services (“ISS”), and Benchmark has continually and proactively improved its corporate governance well before Engaged Capital’s involvement.  To ensure that shareholders have the ability to act outside of the normal annual meeting cycle, the Company’s bylaws allow holders of just 10% of Benchmark’s outstanding shares to call a special meeting at which any matter that would have been the subject of a written consent can be acted on, including the removal of directors with or without cause by a majority of shareholder votes.  We have no shareholder rights plan, all directors are elected annually and we have amended the majority vote standard to allow for plurality voting standard in a contested election, subject to your approval at the Annual Meeting.  These changes reflect your Board’s commitment to maintaining and strengthening our best-in-class corporate governance practices.  In our outreach with shareholders, we have received overwhelming endorsement of our corporate governance.

We added three new independent directors within the last five years, including Paul Tufano, who was appointed in 2016, and the average tenure of our current directors is only 6.3 years (well below the peer1 average of approximately 10 years).  Engaged Capital was not a catalyst for any of these recent changes, and any insinuation to the contrary is a complete fabrication to craft a story that suits its self-serving interests.

Benchmark has sought to work in good faith with Engaged Capital over the past year, as it would with any shareholder.  Your Board actively communicated with Engaged Capital, and we were surprised that Engaged Capital did not consider our offer to interview Mr. Tufano.  In addition, for reasons only Engaged Capital can explain, Engaged Capital refused to allow its candidates to be vetted by our independent consultant (as part of Benchmark’s standard process) without having a settlement in place in advance, which Engaged Capital insisted had to include the addition of Engaged Capital employee Brendan Springstubb, its least experienced nominee, to our Board.  This perplexing insistence also calls into question Engaged Capital’s confidence in its other nominees.

ENGAGED CAPITAL’S “PLAN” TO ENHANCE SHAREHOLDER VALUE IS NOT CREDIBLE

Not only does Engaged Capital continue to promote its flawed working capital analysis as the cornerstone of its “plan,” but the “value creation” analysis it recently presented demonstrates a troubling lack of understanding of basic corporate finance principles and takes credit for potential benefits from the Company's existing operational plan and working capital initiatives.

1Peer group consists of Celestica, Flextronics, Jabil, Plexus and Sanmina.

Dissident’s False Claim: Slide from Engaged Capital April 25 presentation.

The TRUTH:

(1)
Benchmark has outlined clearly and repeatedly the flaws inherent in Engaged Capital’s “analysis”, highlighting that (i) Benchmark outperforms Plexus when A/R and Inventory Days are reviewed holistically, and (ii) taking supplier discounts drives more shareholder value than Engaged Capital’s approach where Benchmark would forfeit these discounts.  An outside working capital consultant, referred by Engaged Capital, reinforced our assessment of our existing, ongoing initiatives on working capital.

(2)
For Engaged Capital’s benefit, Benchmark will repeat the most basic principle of Corporate Finance — the current stock price already includes the present value of all expected future cash flows.  To suggest otherwise is simply incorrect.  Does Engaged Capital really not grasp this simple concept?

(3)	Benchmark already trades at a premium relative to our peer group on the metrics recognized by investors and sector analysts.

Engaged Capital continues to tout Benchmark’s supposed weak multiple on its “Adjusted P/E” basis, a significantly flawed metric.  Based on Engaged Capital’s questionable approach, “Adjusted P/E” multiples are manipulated to increase a company’s stock price by its net debt.

This approach is disingenuous as it inflates multiples for Benchmark’s EMS peers with significant debt loads, and artificially depresses Benchmark, which has a large, offshore cash balance.

(4)	Engaged Capital acknowledges the risk to shareholder value from its approach where Benchmark refuses supplier discounts.

YOUR BOARD IS COMMITTED TO SERVING THE BEST INTERESTS OF ALL BENCHMARK SHAREHOLDERS

Our top priority remains increasing sales and shifting our revenue mix toward our target higher-value markets.  These markets are characterized by longer life cycle products and customers who have more complex outsourcing needs and require higher value-added and engineering-led solutions.  What this means in practice is a significant opportunity for Benchmark to drive higher-margin and sustainable growth.

We are pleased with the significant progress we have made on our portfolio shift towards higher-value markets.  We know there is more work to do, but we strongly believe that we have the right Board and leadership in place to achieve our goals and are committed to creating long-term sustainable value for all Benchmark shareholders.

VOTE THE WHITE PROXY CARD TODAY

We strongly encourage you to vote “FOR” Benchmark’s eight highly qualified director nominees on the enclosed WHITE proxy card today.  Whether or not you plan to attend the Annual Meeting, you have an opportunity to protect your investment in Benchmark by voting the WHITE proxy card.  We urge you to vote today by telephone, by internet, or by signing and dating the enclosed WHITE proxy card and returning it in the postage-paid envelope provided.  Please do not return or otherwise vote any blue proxy card sent to you by Engaged Capital.  If you have already sent back the blue card, you can still change your vote using the enclosed WHITE proxy card to support your Board’s highly qualified director nominees.

On behalf of your Board of Directors, we thank you for your continued support.

Sincerely,

David W. Scheible Chairman of the Board of Directors	Gayla J. Delly President and Chief Executive Officer

If you have questions or need assistance voting your shares please contact:

105 Madison Avenue
New York, New York 10016
Proxy@mackenziepartners.com
Call Collect: (212) 929-5500
or
Toll-Free (800) 322-2885

About Benchmark Electronics, Inc.
Benchmark provides integrated manufacturing, design and engineering services to original equipment manufacturers of industrial equipment (including equipment for the aerospace and defense industries), telecommunication equipment, computers and related products for business enterprises, medical devices, and test and instrumentation products.  Benchmark's global operations include facilities in seven countries, and its common shares trade on the New York Stock Exchange under the symbol BHE.

Forward-Looking Statements
This letter contains forward-looking statements within the scope of the Securities Act of 1933 and the Securities Exchange Act of 1934. The words “expect,” “estimate,” “anticipate,” “predict” and similar expressions, and the negatives thereof, often identify forward-looking statements, which are not limited to historical facts. Our forward-looking statements include, among other things: guidance for 2016; statements, express or implied, concerning future operating results or margins; the ability to generate sales, income or cash flow; the benefits of the Secure acquisition and our ability to continue share repurchases; and Benchmark’s business and growth strategies and expected growth and performance. Although Benchmark believes these statements are based upon reasonable assumptions, they involve risks and uncertainties relating to our operations, markets and business environment generally. If one or more of these risks or uncertainties materialize, or underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. All forward-looking statements included in this letter are based upon information available to Benchmark as of the date of this document, and the Company assumes no obligation to update them. Readers are advised to consult further disclosures on related subjects, particularly in Item 1A, “Risk Factors” of the Company’s annual report on Form 10-K for the year ended December 31, 2015, in its other filings with the U.S. Securities and Exchange Commission (the “SEC”) and in its press releases.

Additional Information and Where to Find It
Benchmark has filed a definitive proxy statement with the SEC with respect to the 2016 Annual Meeting and has mailed the definitive proxy statement and accompanying white proxy card to its shareholders. Benchmark shareholders are strongly encouraged to read the definitive proxy statement, the accompanying white proxy card and other documents filed with the SEC carefully in their entirety when they become available because they contain (or will contain) important information. Benchmark, its directors, executive officers and other employees may be deemed to be participants in   the solicitation of proxies from Benchmark shareholders in connection with the matters to be considered at Benchmark’s 2016 Annual Meeting. Information about Benchmark’s directors and executive officers is available in Benchmark’s definitive proxy statement for its 2016 Annual Meeting. Shareholders may obtain a free copy of the definitive proxy statement and any other documents filed by Benchmark with the SEC free of charge at the SEC’s website at www.sec.gov. Copies also are available free of charge on Benchmark’s website at www.bench.com under “Investor Relations – Annual Reports” or by contacting Benchmark Investor Relations at (979) 849-6550.